Exhibit 99.1

Capricor Therapeutics Presents Positive Six-Month Results in

Duchenne Muscular Dystrophy at World Muscle Society

International Congress

Data Set the Stage for the Upcoming HOPE-2 Clinical Trial of CAP-1002

SAINT MALO, FRANCE – (Oct. 4, 2017) – Capricor Therapeutics, Inc. (NASDAQ: CAPR), in its presentation today at the 22nd Annual International Congress of the World Muscle Society, reported that teens and young men in the advanced stages of Duchenne muscular dystrophy (DMD) experienced meaningful improvements in cardiac and upper limb function after a single dose of Capricor’s lead investigational product, CAP-1002. DMD is a rare, life-threatening genetic disorder for which treatment options are limited.

The late breaking abstract and results presented at the late breaking poster session describe the first six months of follow-up data from the randomized 12-month Phase I/II HOPE clinical trial of CAP-1002. CAP-1002 is a cell-based therapeutic candidate and consists of allogeneic cardiosphere-derived cells, whose mechanism of action is immunomodulatory and anti-fibrotic, and which have been shown to generate new muscle cells in preclinical models.

“These findings are especially significant because the patients in the HOPE trial were preteens or young men who were in advanced stages of Duchenne muscle disease,” said Ron Victor, M.D., professor of medicine and Burns and Allen Chair in Cardiology Research at Cedars-Sinai Heart Institute and a principal investigator for the HOPE Trial. “Most other studies in DMD have focused on pediatric patients in earlier stages of the disease. To see such positive results in a clinical trial with just one dose of CAP-1002 sets the stage for the next step of evaluating multiple doses of this innovative cellular therapy in a larger trial.”

The HOPE Trial was a randomized, open label trial of 25 males with DMD, of ages 12 to 25 years (mean 17.8). For 17 of them, the disease had progressed to the point of wheelchair dependence for mobility. Cardiomyopathy, or heart disease, secondary to DMD was an eligibility criterion and was evidenced by scar in four or more left ventricular segments. All participants had been receiving chronic corticosteroid therapy at entry. Thirteen received a single dose of CAP-1002, while the others received the standard of care, and all participants were to be followed for 12 months. CAP-1002 was administered by infusion into each of the three main coronary arteries for a total dose of 75 million cells.

In the trial, cardiac muscle was assessed by magnetic resonance imaging (MRI) studies performed at baseline, six months, and 12 months. All MRI interpretations were conducted in a manner blinded to treatment assignment and clinical outcomes.

Regional left ventricular (LV) function significantly differed between treatment groups following a single dose of CAP-1002, as determined by assessments of systolic thickening of LV wall segments. At six months, a statistically-significant increase in mean (standard deviation, or SD) change from baseline in inferior wall segments was observed with CAP-1002 (+31.2% (46.9)) compared to the usual care group (-8.8% (27.7)) (p=0.02). Six-month mean changes in anterior (+16.3 (46.5)) and lateral (+24.5 (51.2)) wall segments numerically favored CAP-1002 as compared to usual care ((-14.1 (24.9)) (p=0.11) and (-4.5 (35.0)) (p=0.24), respectively).

Differences observed in the change from baseline in cardiac scar size are consistent with a treatment effect on the heart. At six months, the mean (SD) percent change from baseline in observed scar size was -5.1 (8.5) in the CAP-1002 group (p=0.04) and -0.2 (11.5) in the usual care group (p=0.71) (p=0.09 for treatment group difference).

Skeletal muscle was assessed by the Performance of the Upper Limb test (PUL), a validated instrument for the assessment of upper limb motor function in individuals with DMD and consists of manual tasks that relate to activities of daily living. Scoring on the PUL was evaluated at baseline and at six weeks, and then at three, six, and 12 months.

Following a single dose of CAP-1002, the mean (SD) percent changes from baseline to six weeks and three months, respectively, in combined middle-plus-distal PUL dimension were +8.8 (15.0) and +8.9 (15.4) in the CAP-1002 group and -1.7 (3.7) and +0.8 (3.7) in the usual care group. By a post hoc responder analysis, mid-distal PUL score increased at six weeks by ≥ 10% (or maximum possible) in 42% of CAP-1002 participants compared to none of the usual-care participants (p=0.045). At three months, the group difference in response was 33% CAP-1002 vs. 10% usual care (p=0.32). Given the ages of the trial participants, shoulder function (upper PUL scoring) had been essentially lost prior to entry.

Treatment with CAP-1002 was generally safe and well-tolerated over the initial six-month follow-up period of the HOPE Trial. There was no significant difference in the incidence of treatment-emergent adverse events of either group.

“These exciting findings propel us into our next phase of development of CAP-1002 for the treatment of DMD,” said Linda Marbán, Ph.D., Capricor’s president and chief executive officer. “Subject to regulatory approvals, we expect to initiate the randomized, double-blind, placebo-controlled HOPE-2 clinical trial of intravenous (IV), repeat-dose CAP-1002 in the first quarter of 2018. The primary efficacy endpoint will be based on the PUL, and the HOPE-2 Trial may potentially serve as a registration study. We also look forward to presenting 12-month follow-up results from the HOPE Trial at a major medical conference later this quarter.”

The poster is available at the Events & Presentations section of Capricor’s website.

DMD is a devastating genetic disorder that causes muscle degeneration and leads to death generally before the age of 30, most commonly from heart failure. DMD occurs in one in every 3,600 live male births across all races, cultures and countries. DMD afflicts approximately 15,000 to 20,000 boys and young men in the U.S. Treatment options are limited and there is no cure.

The HOPE trial was funded in part by the California Institute for Regenerative Medicine.

About CAP-1002

CAP-1002 consists of allogeneic cardiosphere-derived cells, or CDCs, a unique population of cells that contains cardiac progenitor cells. CAP-1002 has been shown to exert potent immunomodulatory activity and alters the immune system’s activity to encourage cellular regeneration. CDCs have been the subject of over 100 peer-reviewed scientific publications and have been administered to approximately 140 human subjects across several clinical trials.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a clinical-stage biotechnology company developing biological therapies for Duchenne muscular dystrophy (DMD) and other rare diseases. Capricor's lead candidate, CAP-1002, is a cell-based candidate currently in clinical development for the treatment of DMD. Capricor is also exploring the potential of CAP-2003, a cell-free, extracellular vesicle-based candidate, to treat a variety of disorders. For more information, visit www.capricor.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety and intended utilization of Capricor's product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including the ability to obtain regulatory approvals or otherwise bring products to market; the timing of regulatory approvals; plans regarding current and future collaborative activities and the ownership of commercial rights; scope, duration, validity and enforceability of intellectual property rights; future royalty streams, expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings, and any other statements about Capricor's management team's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor's business is set forth in Capricor's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 16, 2017, in its Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on September 28, 2015, together with prospectus supplements thereto, and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as filed with the Securities and Exchange Commission on August 14, 2017. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 is an Investigational New Drug and is not approved for any indications. Capricor's exosomes technology, including CAP-2003, has not yet been approved for clinical investigation.

For more information, please contact:

AJ Bergmann, Vice President of Finance
+1-310-358-3200
abergmann@capricor.com